Exhibit 99.1

NEORX ANNOUNCES  TRANSFER TO

NASDAQ SMALLCAP  MARKET

Seattle, WA, March 19, 2003—NeoRx Corporation (Nasdaq: NERX) today announced that its Common Stock will be transferred to The Nasdaq SmallCap Market, effective at the opening of business on March 20, 2003.  The Company’s Common Stock will continue to be traded under the symbol “NERX.”

NeoRx elected to seek a transfer to The Nasdaq SmallCap Market because its Common Stock had not met Nasdaq’s $1 per share minimum bid price requirement for continued listing on the National Market. By transferring to the SmallCap Market, NeoRx may be afforded extended grace periods in which to satisfy the minimum bid price requirement, provided it meets other applicable listing criteria.  Furthermore, the Company may be eligible to transfer its Common Stock back to The Nasdaq National Market if its bid price maintains the $1 per share requirement for 30 consecutive trading days and the Company has maintained compliance with all other continued listing requirements on The Nasdaq National Market.  The Company believes that it meets all of The Nasdaq National Market listing requirements, other than the $1 minimum bid price.

“With this transfer to the Nasdaq SmallCap Market, NeoRx Common Stock will continue to trade in a recognized and efficient trading system, under its same symbol, and with quotes available from the same sources. This transfer gives the Company time and flexibility to meet the Nasdaq minimum bid listing requirement of

$1 per share, as we execute our business objectives with our restructured organization,” said Jack L. Bowman, Executive Chairman and Chairman of the Board of Directors.

NeoRx is a cancer therapeutics company developing products for targeted delivery of cytotoxic agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science capital market specifically which may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2001 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Visit NeoRx at www.neorx.com

NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.